--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                               ----------------

                                FORM 8-K/A

                              AMENDMENT NO. 1

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) SEPTEMBER 14, 1995

                       KULICKE AND SOFFA INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      PENNSYLVANIA                   0-121                   23-1498399
     (STATE OR OTHER        (COMMISSION FILE NUMBER)        (IRS EMPLOYER
     JURISDICTION OF                                     IDENTIFICATION NO.)
     INCORPORATION)

     2101 BLAIR MILL ROAD, WILLOW GROVE, PA               19090
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)  (ZIP CODE)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE
                                (215) 784-6000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

This amendment to Form 8-K is being filed solely for the purpose of revising certain financial statements filed with the original Form 8-K pursuant to Item 7(a) and (b) and adding Exhibit 10.2.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.


                                                                           PAGE
                                                                           ----
  (a) Historical financial statements of Circle "S" Industries, Inc. are attached hereto:

    (i)    Independent Auditors' Report...................................  F-1
    (ii)   Consolidated Balance Sheets at December 31, 1993 and 1994......  F-2
    (iii)  Consolidated Statements of Income for the Years Ended December
           31, 1992, 1993 and 1994........................................  F-3
    (iv)   Consolidated Statements of Stockholders' Equity for the Years
           Ended December 31, 1992, 1993 and 1994.........................  F-4
    (v)    Consolidated Statements of Cash Flows for the Years Ended
           December 31, 1992, 1993 and 1994...............................  F-5
    (vi)   Notes to Consolidated Financial Statements.....................  F-6
    (vii)  Unaudited Consolidated Balance Sheets at December 31, 1994 and
           June 30, 1995.................................................. F-14
    (viii) Unaudited Consolidated Statements of Income for the Six Months
           Ended June 30, 1994 and 1995................................... F-15
    (ix)   Unaudited Consolidated Statements of Cash Flows for the Six
           Months Ended June 30, 1994 and 1995............................ F-16
    (x)    Notes to Unaudited Consolidated Financial Statements........... F-17

                                                                           PAGE
                                                                           ----
  (b) Unaudited Pro Forma Financial Information
    (i)    Basis of Presentation.......................................... F-18
    (ii)   Unaudited Pro Forma Balance Sheet at June 30, 1995............. F-19
    (iii)  Unaudited Pro Forma Statements of Operations for the Year Ended
           September 30, 1994 and the Nine Months Ended June 30, 1995..... F-20

  (c)Exhibits

    10.1 Restated Loan Agreement between Registrant and Midlantic Bank, N.A. dated September 14, 1995

    10.2 Gold Supply Agreement, as amended October 2, 1995 between American Fine Wire Corporation, et al, and Rothschild Australia Limited (the Company has applied for confidential treatment with respect to portions of this Agreement)

    99.1   Report of Independent Accountants, dated September 14, 1995

                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          KULICKE AND SOFFA INDUSTRIES, INC.




                                          By:     /s/ Clifford G. Sprague
                                              ---------------------------------
                                                      CLIFFORD G. SPRAGUE,
                                                    SENIOR VICE PRESIDENT AND
                                                     CHIEF FINANCIAL OFFICER

Date: October 26, 1995

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
 of Circle "S" Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Circle "S" Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Circle "S" Industries, Inc. and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

We have not audited any financial statements of the Company for any periods subsequent to December 31, 1994, nor have we performed a review of interim financial statements in conformity with the standards set forth by the American Institute of Certified Public Accountants. However, as discussed in Note 12 to the consolidated financial statements, on July 20, 1995 the Company signed a letter of intent to sell its bonding wire manufacturing operations. Pursuant to signing the letter of intent, the Company adopted a formal plan to discontinue its contracting and real estate operations on July 24, 1995.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
March 29, 1995, except for Note 11, as to which the date is April 10, 1995 and Note 12, as to which the date is July 24, 1995

                  CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                              ----------------
                                                               1993     1994
                                                              -------  -------
                           ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 1)........................... $ 8,241  $11,267
Accounts receivable, net of allowance for doubtful accounts
 of $115 (1993) and $173 (1994)..............................   6,577    8,049
Inventories (Note 3).........................................   1,387    1,625
Prepaid expenses and other...................................     262      331
Deferred income tax benefit (Note 7).........................     135      108
Net assets of discontinued operations (Note 12)..............   2,262    2,726
                                                              -------  -------
    Total....................................................  18,864   24,106
                                                              -------  -------
PROPERTY, PLANT AND EQUIPMENT, Net (Note 4)..................   3,835    3,528
                                                              -------  -------
INTANGIBLE AND OTHER ASSETS:
  Goodwill, net of accumulated amortization of $458 (1993)
   and $531 (1994)...........................................   1,585    1,212
  Other......................................................     192       94
                                                              -------  -------
    Total....................................................   1,777    1,306
                                                              -------  -------
    TOTAL (Note 5)........................................... $24,476  $28,940
                                                              =======  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of capital lease obligations and notes pay-
 able (Note 5)............................................... $ 7,536  $11,932
Accounts payable.............................................     674      798
Accrued liabilities..........................................     908    1,313
Income taxes payable.........................................     849      905
                                                              -------  -------
    Total....................................................   9,967   14,948
                                                              -------  -------
LONG-TERM LIABILITIES:
  Long-term portion of capital lease obligations and notes
   payable (Note 5)..........................................   2,711      --
Deferred income taxes (Note 7)...............................     595    1,331
                                                              -------  -------
    Total....................................................   3,306    1,331
                                                              -------  -------
    Total Liabilities........................................  13,273   16,279
                                                              -------  -------
STOCKHOLDERS' EQUITY (Notes 3, 5 and 8):
Common stock, par value $.10 per share, authorized 1,100,000
 shares, issued 570,804 shares...............................      57       57
Additional paid-in capital...................................   1,140    1,258
Retained earnings............................................  15,362   17,929
Treasury stock, at cost......................................  (5,376)  (6,701)
Accumulated translation adjustment...........................      20      118
                                                              -------  -------
    Total stockholders' equity...............................  11,203   12,661
                                                              -------  -------
    TOTAL.................................................... $24,476  $28,940
                                                              =======  =======

                See notes to consolidated financial statements.

                  CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1992     1993     1994
                                                      -------  -------  -------
REVENUES (Note 2)...................................  $50,824  $55,609  $68,764
COST OF SALES.......................................   46,532   48,256   58,898
                                                      -------  -------  -------
GROSS PROFIT........................................    4,292    7,353    9,866
SELLING, GENERAL AND ADMINISTRATIVE.................    4,223    3,627    5,004
                                                      -------  -------  -------
OPERATING INCOME....................................       69    3,726    4,862
                                                      -------  -------  -------
OTHER INCOME (EXPENSE):
  Interest income...................................       81       13       28
  Interest expense (Note 5).........................     (722)    (522)    (457)
  Other, net........................................      (62)    (316)    (191)
                                                      -------  -------  -------
    Total other expense, net........................     (703)    (825)    (620)
                                                      -------  -------  -------
INCOME (LOSS) BEFORE INCOME TAXES...................     (634)   2,901    4,242
INCOME TAX PROVISION (BENEFIT) (Note 7).............     (671)   1,064    1,629
                                                      -------  -------  -------
INCOME FROM CONTINUING OPERATIONS...................       37    1,837    2,613
DISCONTINUED OPERATIONS (Note 12)--income (loss)
 from operations of contracting and real estate
 operations to be disposed of [net of income tax
 (benefit) of $(45) (1992), $165 (1993) and $(13)
 (1994)]............................................      (81)     298      (46)
                                                      -------  -------  -------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING FOR INCOME TAXES........................      (44)   2,135    2,567
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR INCOME
 TAXES (Note 1).....................................      103      --       --
                                                      -------  -------  -------
NET INCOME..........................................  $    59  $ 2,135  $ 2,567
                                                      =======  =======  =======


                See notes to consolidated financial statements.

                  CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, AND 1994

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                           COMMON STOCK                        TREASURY STOCK
                         ---------------- ADDITIONAL          ------------------  ACCUMULATED     TOTAL
                          NUMBER           PAID-IN   RETAINED  NUMBER             TRANSLATION STOCKHOLDERS'
                         OF SHARES AMOUNT  CAPITAL   EARNINGS OF SHARES  AMOUNT   ADJUSTMENT     EQUITY
                         --------- ------ ---------- -------- ---------  -------  ----------- -------------
BALANCE AT
 JANUARY 1, 1992........  570,804   $57     $1,140   $13,168  (259,165)  $(5,376)    $ 53        $ 9,042
Net Income..............                                  59                                          59
Foreign currency
 translation
 adjustment.............                                                              (22)           (22)
                          -------   ---     ------   -------  --------   -------     ----        -------
BALANCE AT
 DECEMBER 31, 1992......  570,804    57      1,140    13,227  (259,165)   (5,376)      31          9,079
Net Income..............                               2,135                                       2,135
Foreign currency
 translation
 adjustment.............                                                              (11)           (11)
                          -------   ---     ------   -------  --------   -------     ----        -------
BALANCE AT
 DECEMBER 31, 1993......  570,804    57      1,140    15,362  (259,165)   (5,376)      20         11,203
Net Income..............                               2,567                                       2,567
Purchases of treasury
 stock..................                                       (56,256)   (1,547)                 (1,547)
Exercise of stock op-
 tions..................                       118              10,000       222                     340
Foreign currency
 translation
 adjustment.............                                                               98             98
                          -------   ---     ------   -------  --------   -------     ----        -------
BALANCE AT
 DECEMBER 31, 1994......  570,804   $57     $1,258   $17,929  (305,421)  $(6,701)    $118        $12,661
                          =======   ===     ======   =======  ========   =======     ====        =======


                See notes to consolidated financial statements.

                  CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1992      1993      1994
                                                  --------  --------  --------
OPERATING ACTIVITIES:
 Net income...................................... $     59  $  2,135  $  2,567
 Adjustments to reconcile net income to net cash
  provided by continuing operations:
  Discontinued operations........................       81      (298)       46
  Cumulative effect of change in accounting meth-
   od............................................     (103)      --        --
   Depreciation and amortization.................      822       779       850
   Provision for doubtful accounts...............       15        84        48
   (Gain) loss on sale of property, plant and
    equipment....................................        8      (666)        2
   Deferred income tax provision (benefit).......     (795)      347       699
   Changes in assets and liabilities provided
    (used) cash:
    Accounts receivable..........................   (1,027)      172    (1,667)
    Inventories and prepaid expenses.............      384      (511)     (565)
    Accounts payable and accrued liabilities.....      434      (993)      621
    Income taxes payable.........................      411       813        58
    Other, net...................................      (39)       73       133
                                                  --------  --------  --------
     Net cash provided by continuing operations..      250     1,935     2,792
     Net cash provided by discontinued opera-
      tions......................................       50       541       570
                                                  --------  --------  --------
     Net cash provided by operating activities...      300     2,476     3,362
                                                  --------  --------  --------
INVESTING ACTIVITIES:
 Capital expenditures............................     (369)     (289)     (412)
 Proceeds from retirement of assets..............      --      1,514       300
  Net cash provided by (used in) investing activ-
   ities.........................................     (369)    1,225      (112)
                                                  --------  --------  --------
FINANCING ACTIVITIES:
 New borrowings..................................   10,993    13,770    15,402
 Principal payments on debt and capital lease ob-
  ligations......................................  (14,103)  (12,467)  (14,464)
 Purchases of treasury stock.....................      --        --     (1,547)
 Proceeds from exercise of stock options.........      --        --        340
                                                  --------  --------  --------
  Net cash provided by (used in) financing activ-
   ities.........................................   (3,110)    1,303      (269)
                                                  --------  --------  --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH..........      (22)      (11)       45
                                                  --------  --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.....................................   (3,201)    4,993     3,026
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...    6,449     3,248     8,241
                                                  --------  --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR......... $  3,248  $  8,241  $ 11,267
                                                  ========  ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMA-
 TION:
 Cash paid during the year for:
  Interest....................................... $    772  $    792  $    468
                                                  ========  ========  ========
  Income taxes................................... $    331  $    169  $    849
                                                  ========  ========  ========

                See notes to consolidated financial statements.

                 CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Circle "S" Industries, Inc. and its wholly-owned subsidiaries (collectively, the "Company"). All significant intercompany transactions and account balances are eliminated in consolidation.

  Operating Subsidiary--
  American Fine Wire Corporation ("AFW"), including its wholly-owned subsidiaries, American Fine Wire, Ltd. ("AFW, Ltd.") and Muller Feindraht AG ("MFD")

  Discontinued Operations:
  Nelson-Brantley Glass Contractors, Inc.
  Clearview Properties, Inc.
  Luminar Corporation ("Luminar") (formerly DISCO Aluminum Products Company,
  Inc.)

NATURE OF BUSINESS--The Company, through American Fine Wire Corporation and its subsidiaries, manufactures gold and aluminum bonding wire for the electronics industry; Nelson-Brantley Glass Contractors, Inc. contracts for the installation of glass doors, windows and panels in commercial buildings; and Clearview Properties, Inc. owns commercial buildings which are leased to others under long-term leases. On July 24, 1995 the Company adopted a formal plan to sell its contracting and real estate operations (see Note 12).

Luminar has been a non-operating subsidiary of the Company since November 1985. In December 1993 the Company sold the former manufacturing facility of Luminar for $1,408 in cash. The sale resulted in a pretax gain of $562. The remaining assets and liabilities of Luminar were reclassified into real estate operations.

CASH EQUIVALENTS--For the purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

As of December 31, 1993 and 1994, the Company had obtained short-term bank loans totaling $13,020 and $15,402, respectively, (including $7,655 and $6,931, respectively, related to discontinued operations) the proceeds of which were used to purchase approximately the same amount of U.S. Treasury Bills which were pledged as collateral for the short-term bank loans. The Bills were sold and the bank loans paid off in early January of the year following their purchase.

INVENTORIES--Manufacturing and certain contracting inventories are stated at the lower of cost or market on the first-in, first-out (FIFO) method. The majority of contracting inventories are stated at the lower of cost or market on the last-in, first-out (LIFO) method.

REVENUE RECOGNITION--Revenue from manufactured products is recognized in accordance with terms of the contract at the time the product is shipped.

Revenue from long-term, fixed price contracts of the discontinued contracting operations is recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to the projected total cost for each contract. The effect on revenue of revisions in the total projected cost is recorded in the period in which the revised projection is determined. Projected losses are provided for when determined.

                 CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment is carried at cost, reduced by permanent impairments in value. Major additions and improvements which extend the capabilities or the life of an asset are capitalized and depreciated. Maintenance and repair expenditures are expensed as incurred. Upon sale, retirement or other disposal of these assets, the cost and the related accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in income.

For financial reporting purposes, the Company provides for depreciation using the straight-line method over the following lives:

     Building and leasehold improvements............................  8-15 years
     Buildings...................................................... 15-40 years
     Machinery and equipment........................................  5-12 years
     Automotive vehicles............................................     3 years

Property, plant and equipment acquired under capital lease agreements is valued at inception at the lower of the present value of minimum lease payments or the fair value of the leased asset. These assets are amortized on a straight-line basis in a manner consistent with the Company's depreciation policy for similar purchased assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the asset's economic life or the term of the lease.

INCOME TAXES--During 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS No. 109") which requires deferred income taxes be recorded for differences in book and tax bases of assets and liabilities based on the tax rates and laws enacted as of the balance sheet date. The effects of future changes in tax laws or rates are not anticipated. Such deferred income taxes are classified according to the classification of the related asset or liability for financial reporting. The Company elected to present the adoption of SFAS No. 109 through a cumulative effect of change in accounting for income taxes in the consolidated statement of income for the year ended December 31, 1992 (see Note 7).


FOREIGN CURRENCY TRANSLATION--The functional currency of AFW, Ltd. (located in Singapore) is the U.S. dollar since substantially all sales, purchasing and financing transactions are denominated as such. Gains and losses resulting from foreign currency transactions are therefore included in the consolidated statements of income and such amounts are insignificant.

Gains and losses resulting from translation of the accounts of MFD (located in Switzerland) into U.S. dollars at current exchange rates for assets and liabilities and at average rates of exchange for the year for revenues and expenses are accumulated in a separate account, "Accumulated Translation Adjustment," included in stockholders' equity.

GOODWILL--Cost in excess of net assets acquired (goodwill) is being amortized on a straight-line basis generally over a period of forty years. The Company periodically reviews goodwill to assess recoverability, and impairments would be recognized in operating results if permanent diminution in value were to occur.

ACCOUNTING STANDARDS YET TO BE ADOPTED--The Company has not yet adopted the provisions of SFAS No. 107 regarding disclosure of the fair value of financial instruments. Adoption of the Statement is expected in 1995 and will result in only increased disclosure regarding the affected instruments.

RECLASSIFICATION--Certain reclassifications have been made to prior years balances to conform to current year presentation.

                  CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

2. MAJOR CUSTOMERS

A significant portion of the Company's revenue is derived from sales to a limited number of customers in the semiconductor industry.

During 1992, 1993 and 1994 the Company's four largest customers each represented over 10% of the Company's total revenues. These customers and their percentages of total revenues are:

                                                                  1992 1993 1994
                                                                  ---- ---- ----
     Customer 1.................................................. 20%  18%  15%
     Customer 2.................................................. 15%  17%  16%
     Customer 3.................................................. 13%  15%  13%
     Customer 4.................................................. 12%  15%  13%

At December 31, 1993 and 1994, approximately $4,254 and $4,748, respectively, of the Company's trade receivables were due from its five major customers. These receivables represent normal trade receivables which arose from the sale of bonding wire. Generally, these accounts receivable are unsecured. Management believes these accounts receivable are collectible and that each of these customers are credit worthy.

3. INVENTORIES

Inventories at December 31, 1993 and 1994 consisted of the following:

                                                                    1993   1994
                                                                   ------ ------
     Finished goods............................................... $  323 $  379
     Work in process..............................................     39     90
     Raw materials................................................  1,025  1,156
                                                                   ------ ------
       Total inventories.......................................... $1,387 $1,625
                                                                   ====== ======

The Company uses a significant amount of gold in its manufacturing process. Most of this gold is held on consignment from the supplier under the terms of a gold supply agreement. The agreement requires payment for the gold used in the manufacturing process two days after the finished product is shipped to the customer. The agreement also (a) requires stockholders' equity to be maintained at certain levels, (b) requires that certain financial ratios be maintained and
(c) grants a security interest in related accounts receivable. In addition, the Company's majority stockholder has guaranteed the value of gold on consignment and is paid a monthly guarantee fee of 1/2% per annum of the consignment balance. Such fee was $43 and $57 for the years ended December 31, 1993 and 1994, respectively. No fee was paid in 1992 as the agreement was not yet in place.

4. PROPERTY, PLANT AND EQUIPMENT

Components of property, plant and equipment and accumulated depreciation and amortization at December 31, 1993 and 1994 were as follows:

                                                                1993     1994
                                                               -------  -------
     Land..................................................... $    56  $    56
     Building and improvements................................   1,556    1,577
     Manufacturing equipment..................................   5,553    5,824
     Furniture and equipment..................................     781      853
                                                               -------  -------
                                                                 7,946    8,310
     Accumulated depreciation and amortization................  (4,111)  (4,782)
                                                               -------  -------
       Total.................................................. $ 3,835  $ 3,528
                                                               =======  =======

                  CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

The following is a summary of the property, plant and equipment under capital leases which is included in the previous summary:

                                                                   1993   1994
                                                                   -----  -----
     Land......................................................... $  15  $  15
     Building and improvements....................................   392    392
     Manufacturing equipment......................................   370    370
                                                                   -----  -----
       Total......................................................   777    777
     Accumulated amortization.....................................  (530)  (551)
                                                                   -----  -----
       Net property under capital leases.......................... $ 247  $ 226
                                                                   =====  =====

5. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

Notes payable and capital lease obligations at December 31, 1993 and 1994 consisted of:

                                                              1993      1994
                                                             -------  --------
   Notes payable:
     U.S. Treasury Bill purchases (Note 1).................  $ 5,365  $  8,471
     Note payable to a bank, due on December 31, 1995, with
      interest at 6.13%....................................    2,500     2,500
   Credit facility payable to a bank is as follows:
     Working capital portion, paid in full during 1994.....    1,000       --
     Working capital portion, with interest at the Singa-
      pore Interbank Offered Rate plus 2.0% (7.5% at Decem-
      ber 1, 1994).........................................      750       750
     Term portion, with quarterly principal installments of
      $105 plus interest at prime plus 1%..................      632       211
                                                             -------  --------
   Total...................................................   10,247    11,932
   Current maturities:
     Callable..............................................   (1,000)      --
     Scheduled.............................................   (6,536)  (11,932)
                                                             -------  --------
   Total noncurrent portion of notes payable and capital
    lease obligations......................................  $ 2,711  $    --
                                                             =======  ========

The Company's note payable to a bank is with the same bank which serves as the primary supplier of gold used in the manufacturing process. Prior to March 21, 1995, the note payable contained convertible features whereby the lender could convert up to $1,875 of the principal amount into an amount not greater than 20% of the common stock of AFW which is outstanding on the date of conversion, on a fully-diluted basis.

On March 21, 1995, the Company negotiated amendments to the note payable which,
(i) eliminated the convertible feature of the note in exchange for payment of $1,000 to the bank and (ii) granted the bank an option to purchase 12,350 shares of the Company's common stock for $1 prior to January 1, 1996. Payment of the $1,000 was arranged through an increase of $1,000 in the note payable. In the event that prior to January 1, 1996 the Company consummates the sale discussed in Note 12, at a price in excess of $37,000, the Company is obligated to repurchase, at the bank's election, any shares held by the bank which were obtained through the option for $1,606.

Substantially all property, plant and equipment is pledged as collateral to the Company's debt. In addition, a security interest in substantially all other assets has been granted as collateral to secure the

                 CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

Company's debt and contractual obligations. The Company's working capital loan and notes payable contain restrictions on dividends, capital expenditures, new debt and purchases of treasury stock as well as covenants to maintain certain financial ratios. At December 31, 1992, 1993 and 1994, the Company was in violation of the covenant which requires maintenance of a current ratio of at least 1.5 to 1.0 (see Note 11).

Included above is debt totaling $3,460 at December 31, 1994, which is guaranteed by the Company's majority shareholder. A guarantee fee of 1 1/2% per annum of the outstanding principal balance is paid monthly to such shareholder. Such fee was $91, $87 and $67 for the years ended December 31, 1992, 1993 and 1994, respectively.

6. OPERATING LEASES AND OTHER

Total rental expense for all operating leases approximated $386, $342 and $401 for the years ended December 31, 1992, 1993, and 1994, respectively. Most of these operating leases are short-term, expiring in 1995, with renewal options.

In 1993 the Company paid a commission of $75 to its majority shareholder as compensation for serving as the agent relating to the sale of a former manufacturing facility.

7. INCOME TAXES

The components of income (loss) before income taxes are as follows:

                                                          1992     1993    1994
                                                         -------  ------  ------
     Foreign............................................ $   775  $3,451  $4,079
     Domestic...........................................  (1,409)   (550)    163
                                                         -------  ------  ------
     Total.............................................. $  (634) $2,901  $4,242
                                                         =======  ======  ======

The components of the income tax provision (benefit) from continuing operations are as follows:

                                                            1992    1993   1994
                                                            -----  ------ ------
     Current provision..................................... $  60  $  878 $  905
     Deferred provision....................................  (731)    186    724
                                                            -----  ------ ------
     Total................................................. $(671) $1,064 $1,629
                                                            =====  ====== ======

The income tax provision (benefit) differs from amounts computed by applying the U.S. Federal statutory rate to income before provision for income taxes due to the following reasons:

                                                           1992    1993    1994
                                                           -----  ------  ------
     Tax at statutory rate of 35% (34% for 1992).......... $(216) $1,015  $1,485
     Tax effect of permanent differences..................    38      52      51
     Reversal of prior year overaccruals..................  (481)    --      --
     Other, net...........................................   (12)     (3)     93
                                                           -----  ------  ------
     Total................................................ $(671) $1,064  $1,629
                                                           =====  ======  ======

               CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

The components of the deferred tax provision (benefit) are as follows:

                                                            1992   1993   1994
                                                            -----  -----  ----
     Taxable loss.......................................... $(500) $(204)
     Tax over (under) book depreciation....................    38     21  $ (2)
     Book/tax gain on sale of assets.......................   --       6   --
     Income from foreign subsidiaries......................   274    349   571
     Changes in expense reserves not deducted for tax
      purposes, net........................................    (4)    26   (11)
     Net operating loss carryforward.......................   --     --     71
     Reversal of prior year overaccruals...................  (481)   --    --
     Other, net............................................   (58)   (12)   95
                                                            -----  -----  ----
     Total................................................. $(731) $ 186  $724
                                                            =====  =====  ====

The approximate tax effects of temporary differences are as follows:

                                                        ASSETS (LIABILITIES)
                                                        ----------------------
                                                            1993        1994
                                                        ----------  ----------
     Current differences:
       Bad debt reserve................................ $        8  $       12
       Accrued expenses................................        127          96
                                                        ----------  ----------
     Total............................................. $      135  $      108
                                                        ==========  ==========
     Long-term differences:
       Net operating loss carryforward................. $      704  $      585
       Foreign subsidiaries............................     (1,121)     (1,743)
       Tax over book depreciation......................       (188)       (183)
       Other...........................................         10          10
                                                        ----------  ----------
     Total............................................. $     (595) $   (1,331)
                                                        ==========  ==========

                 CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

8. STOCK REPURCHASE PROVISIONS AND INCENTIVE COMPENSATION PLANS

The Company's stockholders have entered into various agreements whereby the stock owned by each stockholder will, under certain circumstances, first be offered to the Company for purchase by the Company prior to disposition by the stockholder.

The Company has outstanding stock options issued to key employees and certain directors. The plan under which these options were issued expired on March 29, 1995; therefore, no additional options are available to be granted. Transactions involving stock options for 1993 and 1994 were as follows:

                                          NUMBER OF SHARES AT
                         ---------------------------------------------------------
                          TOTAL   $23.50   $29.13 $30.63   $33.63 $33.79   $ 47.71
                         -------  -------  ------ -------  ------ -------  -------
Balance, December 31,
 1992...................  80,000   10,000          20,000  20,000  30,000
  Expired............... (30,000) (10,000)        (20,000)
  Granted...............  10,000           10,000
                         -------  -------  ------ -------  ------ -------  ------
Balance, December 31,
 1993...................  60,000      --   10,000     --   20,000  30,000     --
  Expired............... (20,000)                                 (20,000)
  Granted...............  30,000                                           30,000
  Exercised............. (10,000)                                 (10,000)
                         -------  -------  ------ -------  ------ -------  ------
Balance, December 31,
 1994...................  60,000      --   10,000     --   20,000     --   30,000
                         =======  =======  ====== =======  ====== =======  ======
Exercisable at December
 31, 1994...............  35,999
                         =======

Included in the 35,999 options exercisable at December 31, 1994 are 26,000 options repurchased by the Company on January 12, 1995 for $260.

In addition, at December 31, 1994 the Company had an Equity Appreciation Rights Incentive Compensation Plan (the "EARs Plan") for key employees. During 1993, 5,000 of these rights were canceled through their exchange for $63. At December 31, 1994, 51,000 rights were available for future grants; however, on March 29, 1995, the EARs Plan expired with no rights having been issued.

9. OPERATIONS BY GEOGRAPHIC AREA


The Company operates primarily in one industry segment, the manufacture and sale of bonding wire to the semiconductor industry. The Company's market is worldwide. As indicated below, sales to foreign customers of bonding wire are substantial:

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1992     1993     1994
                                                     -------  -------  -------
   Sales to unaffiliated customers:
     Domestic with foreign destination(1)........... $14,259  $ 7,756  $ 5,603
     Foreign subsidiaries...........................  31,342   44,051   57,937
                                                     -------  -------  -------
     Total foreign destination......................  45,601   51,807   63,540
     Domestic destination...........................   5,223    3,802    5,224
                                                     -------  -------  -------
     Total sales to unaffiliated customers.......... $50,824  $55,609  $68,764
                                                     =======  =======  =======
     Sales to foreign customers as a percentage of
      total sales...................................      90%      93%      92%

--------

(1) Represents United States sales to unaffiliated customers that were either sales to customers in foreign countries or shipments to the freight forwarding agents of domestic companies for shipments to their foreign operating facilities.

                  CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

Additional information by geographic area for years ended December 31 is as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1992     1993     1994
                                                      -------  -------  -------
   Sales to unaffiliated customers:
     Europe.......................................... $ 2,991  $ 2,991  $ 3,967
     Asia/Pacific....................................  42,610   48,817   59,572
                                                      -------  -------  -------
     Total foreign...................................  45,601   51,808   63,539
     United States...................................   5,223    3,801    5,225
     Eliminations....................................       0        0        0
                                                      -------  -------  -------
   Total............................................. $50,824  $55,609  $68,764
                                                      =======  =======  =======
   Intercompany sales:
     Europe.......................................... $    31  $    33  $    67
     Asia/Pacific....................................     356      917    1,719
                                                      -------  -------  -------
     Total foreign...................................     387      950    1,786
     United States...................................       0        0        0
     Eliminations....................................    (387)    (950)  (1,786)
                                                      -------  -------  -------
   Total............................................. $     0  $     0  $     0
                                                      =======  =======  =======
   Total sales:
     Europe.......................................... $ 3,022  $ 3,024  $ 4,034
     Asia/Pacific....................................  42,966   49,734   61,291
                                                      -------  -------  -------
     Total foreign...................................  45,988   52,758   65,325
     United States...................................   5,223    3,801    5,225
     Eliminations....................................    (387)    (950)  (1,786)
                                                      -------  -------  -------
   Total............................................. $50,824  $55,609  $68,764
                                                      =======  =======  =======
   Operating income:
     Europe.......................................... $    74  $    67  $   167
     Asia/Pacific....................................   1,046    3,662    4,026
                                                      -------  -------  -------
     Total foreign...................................   1,120    3,729    4,193
     United States...................................  (1,039)      (3)     669
     Eliminations....................................     (12)       0        0
                                                      -------  -------  -------
   Total............................................. $    69  $ 3,726  $ 4,862
                                                      =======  =======  =======
   Income before income taxes:
     Europe..........................................     $53      $60     $189
     Asia/Pacific....................................     722    3,391    3,890
                                                      -------  -------  -------
     Total foreign...................................     775    3,451    4,079
     United States...................................  (1,409)    (550)     163
     Eliminations....................................       0        0        0
                                                      -------  -------  -------
   Total............................................. $  (634) $ 2,901  $ 4,242
                                                      =======  =======  =======

               CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1992      1993      1994
                                                   --------  --------  --------
Total Assets:
  Europe.......................................... $    591  $    723  $  1,017
  Asia/Pacific....................................    8,148    10,662    11,425
                                                   --------  --------  --------
  Total foreign...................................    8,739    11,385    12,442
  United States...................................   26,223    33,487    42,092
  Eliminations....................................  (14,682)  (20,396)  (25,594)
                                                   --------  --------  --------
Total............................................. $ 20,280  $ 24,476  $ 28,940
                                                   ========  ========  ========

  Financial information pertaining to the consolidated foreign operations follows:

                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                           --------------------
                                                            1992   1993   1994
                                                           ------ ------ ------
Working Capital........................................... $2,780 $4,308 $7,719
Property, plant and equipment, less accumulated deprecia-
 tion.....................................................  2,551  2,263  2,084
Total liabilities.........................................  5,977  6,089  4,446
Shareholders' equity including retained earnings of
 $1,480, $4,003 and $6,606 for the fiscal years ended
 1992, 1993 and 1994, respectively........................  2,783  5,296  7,996
Net income for the year...................................   $501 $2,524 $2,671

10. RETIREMENT SAVINGS PLAN

The Company maintains a retirement savings incentive plan established under Internal Revenue Code Section 401(k). Substantially all domestic employees are eligible to participate in the Plan. Under the 401(k) Plan, the Company is required to match 50% of amounts contributed by each participant up to a maximum of 6% of each participant's eligible compensation. Contributions by the Company to the 401(k) Plan approximated $33, $34 and $37 for the years ended December 31, 1992, 1993 and 1994, respectively.

11. WAIVER OF DEBT COVENANT VIOLATION

On April 29, 1993, May 9, 1994 and April 10, 1995, the Company's bank waived the covenant violation discussed in Note 5.

12. SALE OF BUSINESS AND DISCONTINUED OPERATIONS

On July 20, 1995, the Company signed a letter of intent to sell its bonding wire manufacturing operations to Kulicke and Soffa Industries, Inc. The sale is anticipated to close by September 30, 1995.

Pursuant to the above, on July 24, 1995 the Company adopted a formal plan to sell its contracting and real estate operations. The sale is expected to be completed by September 30, 1995. The assets of the contracting operation consist primarily of accounts receivable, inventories, prepaid expenses and equipment used in the contracting business. Assets of the real estate operation consist primarily of rental property.

The consolidated balance sheets at December 31, 1993 and 1994 and the consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1994 have been restated to present the net assets, operating results and cash flows of the contracting and real estate operations separately.

                  CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

Net revenues of the contracting operation for the years ended December 31, 1992, 1993 and 1994 were $3,387, $2,659 and $3,299, respectively, while net revenues of the real estate operation were $444, $446 and $444 for the same periods, respectively. These amounts are not included in revenues in the accompanying consolidated income statements.

Assets and liabilities of the contracting and real estate operations to be disposed of consisted of the following at December 31:

                                       1993                        1994
                             --------------------------  --------------------------
                                          REAL                        REAL
                             CONTRACTING ESTATE  TOTAL   CONTRACTING ESTATE  TOTAL
                             ----------- ------  ------  ----------- ------  ------
   Accounts receivable,
    net....................    $  456    $   23  $  479    $  610    $   18  $  628
   Inventories.............        62       --       62       141       --      141
   Prepaid and other, net..       342       149     491       561       131     692
   Property and equipment..       183     1,518   1,701       223     1,471   1,694
                               ------    ------  ------    ------    ------  ------
   Total Assets............     1,043     1,690   2,733     1,535     1,620   3,155
   Accounts payable and
    accrued liabilities....      (229)      (81)   (310)     (246)      (26)   (272)
   Deferred income taxes...       --       (161)   (161)      --       (157)   (157)
                               ------    ------  ------    ------    ------  ------
                               $  814    $1,448  $2,262    $1,289    $1,437  $2,726
                               ======    ======  ======    ======    ======  ======

Estimated results of discontinued operations from July 24, 1995 to the disposal date are not expected to be significant. The net proceeds from disposition are expected to exceed the current carrying value.

                                   * * * * *

                  CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                          DECEMBER 31, JUNE 30,
                                                              1994       1995
                                                          ------------ --------

                         ASSETS
CURRENT ASSETS:
Cash and cash equivalents................................   $11,267    $ 2,427
Accounts receivable, net of allowance for doubtful ac-
 counts of $173 (1994) and $196 (1995)...................     8,049      8,902
Inventories (Note 2).....................................     1,625      2,134
Prepaid expenses and other...............................       331        346
Deferred income tax benefit..............................       108        109
Net assets of discontinued operations....................     2,726      2,618
                                                            -------    -------
    Total................................................    24,106     16,536
PROPERTY, PLANT AND EQUIPMENT, Net.......................     3,528      3,633
INTANGIBLE AND OTHER ASSETS:
Goodwill, net of accumulated amortization of $531 (1994)
 and $568 (1995).........................................     1,212      1,175
Other....................................................        94         45
                                                            -------    -------
    TOTAL................................................   $28,940    $21,389
                                                            =======    =======
          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of capital lease obligations and notes
 payable (Note 3)........................................   $11,932    $ 3,750
Accounts payable.........................................       798      1,517
Accrued liabilities......................................     1,313      1,473
Income taxes payable.....................................       905        593
                                                            -------    -------
    Total................................................    14,948      7,333
Deferred income taxes....................................     1,331      1,558
                                                            -------    -------
    Total liabilities....................................    16,279      8,891
                                                            -------    -------
STOCKHOLDERS' EQUITY:
Common stock, par value $.10 per share, authorized
 1,100,000 shares issued 570,804 shares..................        57         57
Additional paid-in capital...............................     1,258      2,863
Retained earnings........................................    17,929     16,211
Treasury stock, at cost..................................    (6,701)    (6,787)
Accumulated translation adjustment.......................       118        154
                                                            -------    -------
    Total stockholders' equity...........................    12,661     12,498
                                                            -------    -------
    TOTAL ...............................................   $28,940    $21,389
                                                            =======    =======

                See notes to consolidated financial statements.

                  CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                            ------------------
                                                               1994      1995
                                                            --------  --------
REVENUES................................................... $ 34,564  $ 35,639
COST OF SALES..............................................   29,600    30,542
                                                            --------  --------
GROSS PROFIT...............................................    4,964     5,097
SELLING, GENERAL AND ADMINISTRATIVE........................    2,398     2,982
                                                            --------  --------
OPERATING INCOME...........................................    2,566     2,115
OTHER INCOME (EXPENSE):
  Interest income..........................................       10        29
  Interest expense.........................................     (233)     (182)
  Other expense, net.......................................     (128)     (423)
                                                            --------  --------
    Total other expense, net...............................     (351)     (576)
                                                            --------  --------
INCOME BEFORE INCOME TAXES.................................    2,215     1,539
INCOME TAX PROVISION.......................................      850       580
                                                            --------  --------
INCOME FROM CONTINUING OPERATIONS..........................    1,365       959
DISCONTINUED OPERATIONS
Income (loss) from operations of contracting and real
 estate operations to be disposed of [net of income tax of
 $18 (1994) and $(40) (1995)]..............................        8       (72)
                                                            --------  --------
INCOME BEFORE EXTRAORDINARY LOSS...........................    1,373       887
EXTRAORDINARY LOSS FROM EARLY EXTINGUISHMENT OF DEBT (Note
 3)........................................................      --     (2,605)
                                                            --------  --------
NET INCOME (LOSS).......................................... $  1,373  $ (1,718)
                                                            ========  ========


                See notes to consolidated financial statements.

                  CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                            ------------------
                                                              1994      1995
                                                            --------  --------
OPERATING ACTIVITIES:
 Net income (loss)......................................... $  1,373  $ (1,718)
 Adjustments to reconcile net income to net cash provided
  by continuing operations:
  Discontinued operations..................................       (8)       72
  Depreciation and amortization............................      466       518
  Provision for doubtful accounts..........................       17        23
  Deferred income tax provision ...........................       81       186
  Loss on early extinguishment of debt.....................      --      1,605
  Changes in assets and liabilities provided (used) cash:
   Accounts receivable.....................................   (1,950)     (709)
   Inventories and prepaid expenses........................     (369)     (586)
   Accounts payable and accrued liabilities................      886       836
   Income taxes payable....................................      (86)     (317)
   Other, net..............................................       (1)        6
                                                            --------  --------
    Net cash provided by (used in) continuing operations...      409       (84)
    Net cash provided by discontinued operations...........    7,549     7,026
                                                            --------  --------
    Net cash provided by operating activities..............    7,958     6,942
                                                            --------  --------
INVESTING ACTIVITIES
 Capital expenditures......................................     (257)     (617)
 Proceeds from retirement of assets........................      300       --
                                                            --------  --------
    Net cash provided by (used in) investing activities....       43      (617)
                                                            --------  --------
FINANCING ACTIVITIES
 New borrowings............................................      750     3,750
 Principal payments on debt and capital lease obligations:
  Continuing operation.....................................  (13,984)  (11,932)
  Discontinued operations..................................      --     (6,933)
 Purchases of treasury stock...............................   (1,545)      (86)
                                                            --------  --------
    Net cash used in financing activities..................  (14,779)  (15,201)
                                                            --------  --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH....................       33        36
                                                            --------  --------
NET DECREASE IN CASH AND CASH EQUIVALENTS..................   (6,745)   (8,840)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........    8,241    11,267
                                                            --------  --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................. $  1,496  $  2,427
                                                            ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the six month period for:
  Interest................................................. $    219  $    156
                                                            ========  ========
  Income taxes............................................. $    780  $    753
                                                            ========  ========

          See accompanying notes to consolidated financial statements.

                 CIRCLE "S" INDUSTRIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary for a fair statement of the results for the interim periods presented. Such adjustments are of a normal, recurring nature.

2. INVENTORIES

                                                           DECEMBER 31, JUNE 30,
                                                               1994       1995
                                                           ------------ --------
   Finished goods.........................................    $  379     $  638
   Work in process........................................        90         23
   Raw materials and supplies.............................     1,156      1,473
                                                              ------     ------
                                                              $1,625     $2,134
                                                              ======     ======

3. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

On March 21, 1995, the company negotiated amendments to the note payable which, (i) eliminated the convertible feature of the note in exchange for payment of $1,000 to the bank and (ii) granted the bank an option to purchase 12,350 shares of the company's common stock for $1 prior to January 1, 1996.

These amendments are reflected in the accompanying financial statements (i) as though the original $2,500 convertible note was refinanced by issuing a new $3,500 note for the same interest rate and maturity, (ii) by recording an extraordinary loss on early extinguishment of debt for $2,605, representing the $1,000 payment to the bank and the $1,605 excess of the fair value of the common stock issuable under the options over the option price, and (iii) by increasing additional paid in capital by $1,605. This loss is not deductible for tax purposes.

On August 10, 1995 the bank exercised its option to purchase the 12,350 shares. Such shares were sold in connection with the sale of the Company to Kulicke and Soffa Industries, Inc. on October 2, 1995.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

                             BASIS OF PRESENTATION

  The accompanying Unaudited Pro Forma Balance Sheet as of June 30, 1995 and the Unaudited Pro Forma Statements of Operations for the year ended September 30, 1994 and for the nine months ended June 30, 1995 have been prepared to give effect to the AFW Acquisition as if it had occurred on June 30, 1995, in the case of the Unaudited Pro Forma Balance Sheet, and on October 1, 1993, in the case of the Unaudited Pro Forma Statements of Operations.

  The following Unaudited Pro Forma Balance Sheet is based on the unaudited historical balance sheets of the Company and Circle "S" as of June 30, 1995, adjusted as if the following transactions occurred on June 30, 1995: (i) the borrowing of $15.0 million under the Bank Credit Facility and $34.4 million under the AFW Notes, (ii) payment of $53.6 million in cash and principal amount of AFW Notes as acquisition consideration, (iii) the repayment of Circle "S" short-term borrowings totaling $3.8 million prior to closing, and
(iv) the accrual of approximately $1.0 million in costs incurred in connection with the AFW Acquisition. Prior to the closing of the AFW Acquisition, Circle "S" sold certain unrelated operations of Circle "S," which are reflected as discontinued operations in the historical financial statements of Circle "S." The preliminary purchase price for the AFW Acquisition totaled approximately $53.6 million, subject to possible upward or downward adjustment based upon completion and audit of the closing balance sheet. The Company does not anticipate that any such adjustment to the purchase price will be material.

  The Unaudited Pro Forma Statement of Operations for the 12-month period ended September 30, 1994 is based on the historical audited statements of operations of the Company for the year ended September 30, 1994 and of Circle "S" for the year ended December 31, 1994, which audited financial statements are presented or incorporated by reference herein. The Unaudited Pro Forma Statement of Operations for the nine-month period ended June 30, 1995 is based on the historical unaudited interim statements of operations of the Company and on the unaudited interim statement of operations of Circle "S" for the six months ended June 30, 1995, both of which are presented or incorporated by reference herein, and on the Circle "S" unaudited statement of operations data for the three months ended December 31, 1994. Circle "S" interim financial data for such three month period reflect sales of $17.2 million and net income of $622,000, and are not separately presented or incorporated by reference herein.

  Such unaudited pro forma financial data have been presented for informational purposes only and do not purport to indicate what the Company's results of operations or financial position would have been if the AFW Acquisition actually had occurred at the beginning of such period or to project the Company's results of operations for any future period or future date.

  The unaudited pro forma adjustments are based upon available information and upon certain assumptions stated in the notes thereto that the Company believes are reasonable. However, there can be no assurance that such assumptions will be realized. The pro forma financial data should be read in conjunction with the Consolidated Financial Statements and notes thereto of the Company for the fiscal year ended September 30, 1994 and the nine months ended June 30, 1995 which are incorporated by reference herein from the Company's fiscal 1994 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995, and with the Consolidated Financial Statements and notes thereto of Circle "S" for the year ended December 31, 1994 and the six months ended June 30, 1995 included under Item 7(a) of this Form 8-K/A.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                (IN THOUSANDS)

                                  HISTORICAL  HISTORICAL
                                    COMPANY   CIRCLE "S"
                                   JUNE 30,    JUNE 30,   PRO FORMA       PRO FORMA
                                     1995        1995    ADJUSTMENTS   FOR ACQUISITION
                            ---------------------------- -----------   ---------------
ASSETS
CURRENT ASSETS:
Cash and cash
 equivalents..............   $   22,234        $ 2,427     $(5,276)(a)    $ 19,385
Short-term investments....        9,808                                      9,808
Accounts and notes
 receivable, net..........       58,480          8,902                      67,382
Inventories, net..........       40,054          2,134                      42,188
Prepaid expenses and other
 current assets...........        3,395            346                       3,741
Deferred income tax
 benefit..................                         109                         109
Net assets of discontinued
 operations...............                       2,618      (2,618)(b)
                             ----------        -------     -------        --------
  TOTAL CURRENT ASSETS....      133,971         16,536      (7,894)        142,613
Long-term investments.....        4,301                                      4,301
Property, plant and
 equipment, net...........       22,331          3,633                      25,964
Intangible assets,
 including goodwill.......                       1,175      40,842 (c)      42,017
Other assets..............        3,065             45                       3,110
                             ----------        -------     -------        --------
  TOTAL ASSETS............   $  163,668        $21,389     $32,948        $218,005
                             ==========        =======     =======        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Debt due within one year..   $       60        $ 3,750     $45,679 (d)    $ 49,489
Accounts payable to
 suppliers and others.....       27,771          1,517                      29,288
Accrued expenses..........       10,674          1,473       1,000 (e)      13,147
Estimated income taxes
 payable..................        5,628            593                       6,221
                             ----------        -------     -------        --------
  TOTAL CURRENT
   LIABILITIES............       44,133          7,333      46,679          98,145
Long-term debt, less
 current portion..........        1,519                                      1,519
Deferred income taxes.....          692          1,558      (1,233)(f)       1,017
Other liabilities.........          943                                        943
                             ----------        -------     -------        --------
  TOTAL LIABILITIES.......       47,287          8,891      45,446         101,624
                             ----------        -------     -------        --------
SHAREHOLDERS' EQUITY:
Common stock..............       44,219          2,920      (2,920)(g)      44,219
Retained earnings.........       72,427         16,211     (16,211)(g)      72,427
Treasury stock............                      (6,787)      6,787 (g)
Cumulative translation
 adjustment...............         (223)           154        (154)(g)        (223)
Unrealized loss on
 investments, net of tax..          (42)                                       (42)
                             ----------        -------     -------        --------
  TOTAL SHAREHOLDERS'
   EQUITY.................      116,381         12,498     (12,498)        116,381
                             ----------        -------     -------        --------
  TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY...   $  163,668        $21,389     $32,948        $218,005
                             ==========        =======     =======        ========

--------

(a) The estimated excess of the $53.6 million purchase price to be paid for Circle "S" over the amount borrowed under the Bank Credit Facility ($15.0 million) and the AFW Notes ($34.4 million), and repayment of Circle "S" short-term borrowings ($3.8 million), offset by assumed cash proceeds from the sale of the discontinued operations ($2.6 million) which occurred prior to closing.

(b) Sale of the net assets associated with Circle "S" discontinued operations not acquired by the Company.

(c) The purchase price and estimated costs for the AFW Acquisition are expected to exceed the estimated fair value of net tangible assets acquired by approximately $40.8 million.

(d) Borrowings under the Bank Credit Facility and principal amount of AFW Notes, offset by the Circle "S" short-term borrowings ($3.8 million) repaid prior to closing.
(e) Accrual of transaction related costs associated with the AFW Acquisition.

(f) Adjustment to eliminate deferred tax liabilities related to undistributed earnings of foreign subsidiaries which are intended to be indefinitely reinvested in foreign operations, net of the amount of deferred tax assets associated with Circle "S" net operating loss carryforwards not expected to be realized.

(g) Elimination of Circle "S" equity account balances in connection with the AFW Acquisition.

                 UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            HISTORICAL     HISTORICAL
                          COMPANY FISCAL   CIRCLE "S"
                            YEAR ENDED     YEAR ENDED
                          SEPTEMBER 30,   DECEMBER 31,   PRO FORMA       PRO FORMA
                               1994           1994      ADJUSTMENTS   FOR ACQUISITION
                          -------------- -------------- -----------   ---------------
Net sales...............     $173,302       $68,764       $   --         $242,066
Cost of goods sold......      101,334        58,898           --          160,232
                             --------       -------       -------        --------
Gross profit............       71,968         9,866           --           81,834
                             --------       -------       -------        --------
Selling, general and
 administrative.........       36,752         5,004          (505)(a)      41,251
Research and
 development, net.......       21,286           --                         21,286
Amortization of
 intangibles, including
 goodwill...............          --            --          2,042 (b)       2,042
                             --------       -------       -------        --------
Total costs and
 expenses...............       58,038         5,004         1,537          64,579
                             --------       -------       -------        --------
Operating income........       13,930         4,862        (1,537)         17,255
Net interest and other
 expense................         (907)         (620)       (3,228)(c)      (4,755)
                             --------       -------       -------        --------
Income before income
 taxes..................       13,023         4,242        (4,765)         12,500
Income tax expense
 (benefit)..............        2,605         1,629        (1,455)(d)       2,779
                             --------       -------       -------        --------
Net income from
 continuing operations..     $ 10,418       $ 2,613       $(3,310)       $  9,721
                             ========       =======       =======        ========
Net income per share:
 Primary................     $   0.63                                    $   0.58
                             ========                                    ========
 Fully diluted..........     $   0.63                                    $   0.58
                             ========                                    ========
Shares outstanding:
 Primary................       16,665                                      16,665
 Fully diluted..........       16,665                                      16,665
                            HISTORICAL
                             COMPANY       CIRCLE "S"
                           NINE MONTHS    NINE MONTHS
                          ENDED JUNE 30, ENDED JUNE 30,  PRO FORMA       PRO FORMA
                               1995           1995      ADJUSTMENTS   FOR ACQUISITION
                          -------------- -------------- -----------   ---------------
Net sales...............     $203,540       $52,875       $   --         $256,415
Cost of goods sold......      112,498        45,390           --          157,888
                             --------       -------       -------        --------
Gross profit............       91,042         7,485           --           98,527
                             --------       -------       -------        --------
Selling, general and
 administrative.........       35,476         4,336          (231)(a)      39,581
Research and
 development, net.......       21,022           --            --           21,022
Amortization of
 intangibles, including
 goodwill...............          --            --          1,532 (b)       1,532
                             --------       -------       -------        --------
Total costs and
 expenses...............       56,498         4,336         1,301          62,135
                             --------       -------       -------        --------
Operating income........       34,544         3,149        (1,301)         36,392
Net interest and other
 expense................         (327)         (600)       (2,496)(c)      (3,423)
                             --------       -------       -------        --------
Income before income
 taxes..................       34,217         2,549        (3,797)         32,969
Income tax expense
 (benefit)..............        8,206           968          (996)(d)       8,178
                             --------       -------       -------        --------
Net income from
 continuing operations..     $ 26,011       $ 1,581       $(2,801)       $ 24,791
                             ========       =======       =======        ========
Net income per share:
 Primary................     $   1.50                                    $   1.43
                             ========                                    ========
 Fully diluted..........     $   1.37                                    $   1.31
                             ========                                    ========
Shares outstanding:
 Primary................       17,381                                      17,381
 Fully diluted..........       19,668                                      19,668

--------

(a) Elimination of non-recurring costs associated with the management of Circle "S" and the discontinued operations, totaling $705 for the annual period ($381 for the nine-month period), net of the $200 annual payment ($150 for the nine-month period) to be incurred pursuant to a 1990 employment and non-competition agreement between Circle "S" and Larry D. Striplin, Jr. which provides for post-employment payments for five years following closing of the AFW Acquisition.
(b) Amortization of intangible assets, including goodwill, arising from the AFW Acquisition over an estimated 20-year life.

(c) Assumed interest expense on the Bank Credit Facility used to finance the AFW Acquisition and the AFW Promissory Notes, with interest at LIBOR plus 50 basis points for the initial 90 days (which is assumed to be 6.4375% per annum) and LIBOR plus 100 basis points upon conversion to the term loan (assumed to be 6.9375% per annum), reduction of investment income on $4.1 million of cash used for the AFW Acquisition and elimination of interest expense incurred by Circle "S" in connection with the short-term indebtedness assumed to be repaid at the beginning of the periods presented. An increase of 1/8 of 1% in the interest rate applicable to the Bank Credit Facility would result in increased interest expense of $51 and $36 for the annual and nine month periods, respectively.

(d) Adjustment to provide income taxes (benefit) on the pro forma adjustments and pro forma combined taxable income at the estimated combined effective income tax rate giving effect to pro forma goodwill amortization which is not tax deductible, and to Circle "S" historical income tax expense provided on undistributed earnings of foreign subsidiaries which the Company intends to indefinitely reinvest in foreign operations.

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                              EXHIBIT
 -------                             -------                               ---
  10.2   Gold Supply Agreement, as amended October 2, 1995 between
          American Fine Wire Corporation et al, and Rothschild Australia
          Limited (the Company has applied for confidential treatment with respect to portions of this Agreement)